EXHIBIT 99


             R&B FALCON CORPORATION ANNOUNCES UNREGISTERED
                        $1 BILLION DEBT OFFERING

     Houston, Texas - March 23, 1998 - R&B Falcon Corporation (NYSE:FLC) announced today that it proposes to make a private placement of an aggregate of $1 billion of new debt securities. These securities will be unsecured senior notes of R&B Falcon in different series having various principal amounts and maturities to be determined. The purpose of the offering is to raise funds to pay the tender offer consideration for the recently announced tender offer by the Company's subsidiary, Falcon
Drilling Company, Inc., for its $280 million aggregate outstanding public debt, to repay existing bank debt and other indebtedness of the Company's subsidiaries, and for planned capital expenditures, working capital and general corporate purposes. The Company anticipates that the closing of the offering will occur in mid to late April, 1998.

     The proposed new debt securities will not be registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release shall not constitute an offer to sell or a solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful.

     This press release includes forward-looking statements regarding the present intentions and expectations of management of the Company. Certain factors beyond the Company's control could cause the Company's results to differ materially from those in these forward-looking statements. These factors include general market conditions and prevailing interest rates, industry conditions in the oil and gas industry generally and in the offshore contract drilling industry, operational risks inherent in the Company's business, and government regulation and environmental matters.